Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Newport Beach, CA – September 16, 2019 – American Vanguard Corporation (NYSE:AVD), today announced that its board of directors has appointed Émer ÓBroin Gunter to serve on its board effective December 1, 2019. The appointment fills a vacancy that had been unfilled since 2016.

Ms. Gunter served for 34 years in positions of increasing responsibility at Monsanto Company, including as Director of Manufacturing for Asia Pacific (with oversight of 15 facilities) and Latin America (with oversight of 18 facilities) and ultimately as Vice President of Environmental Health Safety & Human Rights. She has had extensive experience on the boards of non-profit organizations, including the Wildlife Habitat Council and the Eastern Missouri Red Cross. Ms. Gunter holds a B.S. in Chemical Engineering from West Virginia University and an MBA in International Business from St. Louis University. She is fluent in English and Spanish and holds dual citizenship in Ireland and the U.S.

Eric G. Wintemute, the company’s Chairman and CEO, stated, “We are pleased to have Émer join our board of directors. She brings a wealth of manufacturing experience at facilities both at home and abroad. Having chaired optimization teams and successfully run initiatives to increase throughput, she will be a valuable resource for helping us to optimize plant efficiency at our facilities. In addition, I am impressed at her ascendancy from operations into global oversight of environmental, safety, health and human rights. These emphases are consistent with the values that are at the core of American Vanguard’s commitment to sustainability. She has had a track record of driving operational excellence while advancing safety and sustainability across organizations, and I cannot imagine a better fit for our culture and our board.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com